Exhibit 10.11.14

EXECUTION VERSION

FOURTEENTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTEENTH AMENDMENT TO CREDIT AGREEMENT (this “Fourteenth Amendment”) is made and entered into as of May 29, 2009, by and among the financial institutions identified on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as arranger and administrative agent for the Lenders (in such capacities, together with any successor arranger and administrative agent, “Agent”), and TRC COMPANIES, INC., a Delaware corporation (the “Administrative Borrower”), on behalf of all Borrowers.

WITNESSETH:

WHEREAS, the Administrative Borrower, the Administrative Borrower’s Subsidiaries party thereto, the Lenders and Agent are parties to that certain Credit Agreement dated as of July 17, 2006 (as amended as of October 31, 2006, as of November 29, 2006, as of December 29, 2006, as of January 31, 2007, as of July 30, 2007, as of September 25, 2007, as of November 28, 2007, as of December 14, 2007, as of March 3, 2008, as of April 4, 2008, as of April 22, 2008, as of May 20, 2008, and as of August 19, 2008, and as the same may be further amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”); and

WHEREAS, Agent, the Lenders and the Borrowers have agreed to amend the Credit Agreement, all as herein provided subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:

Section 1.                                          Definitions.  Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Section 2.                                          Amendments to Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended, as of the Effective Date (as defined in Section 4 below), as follows:

2.01.                     Amendment to Section 2.12.  Section 2.12(a) of the Credit Agreement is hereby amended by deleting the words “the Letter of Credit Usage would exceed $7,500,000” in clause (ii) thereof and inserting “the Letter of Credit Usage would exceed $15,000,000” in lieu thereof.

2.02.                     Amendments to Section 6.16 of the Credit Agreement.

2.02.1.           Amendment to Section 6.16(a).  Section 6.16(a) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

(a)                                  Minimum EBITDA.  Fail to achieve EBITDA, measured on a quarterly basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$2,100,000	For the 3 month period ending September 30, 2008

$3,800,000	For the 6 month period ending December 31, 2008

$7,600,000	For the 9 month period ending March 31, 2009

$10,600,000	For the 12 month period ending June 30, 2009

70% of projected EBITDA based on the projections delivered pursuant to Section 5.3 so long as such projections are satisfactory to Agent (or if such projections are not satisfactory to Agent or Borrowers fail to timely deliver such projections, an amount reasonably determined by Agent but in no event less than $10,600,000 for each fiscal quarter in fiscal year 2010, $11,100,000 for the first fiscal quarter of fiscal year 2011, $11,600,000 for the second fiscal quarter of fiscal year 2011, $12,000,000 for the third fiscal quarter of fiscal year 2011, and $12,500,000 for the fourth fiscal quarter of fiscal year 2011), unless in any such case otherwise agreed to in writing by Agent, Required Lenders and Borrowers

For the 12 month period ending each fiscal quarter thereafter

2.02.2.           New Section 6.16(d).  Section 6.16 of the Credit Agreement is hereby amended by adding the following new clause (d) at the end thereof:

(d)                                  Minimum Fixed Charge Coverage Ratio.  Fail to achieve Fixed Charge Coverage Ratio, measured on a quarterly basis, of at least the required ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period

1.00:1.00	For the 12 month period ending June 30, 2009

1.00:1.00	For the 12 month period ending September 30, 2009

1.00:1.00	For the 12 month period ending December 31, 2009

1.00:1.00	For the 12 month period ending each fiscal quarter thereafter

2.03.                     Definition of Base LIBOR Rate in Schedule 1.1.  The definition of “Base LIBOR Rate” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting clause (a) thereof and inserting “(a) 3.00 percentage points per annum” in lieu thereof with respect to all sums outstanding on and after the Effective Date.

2.04.                     Definition of Base Rate in Schedule 1.1.  The definition of “Base Rate” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting clause (a) thereof and inserting “(a) 5.75 percentage points per annum” in lieu thereof with respect to all sums outstanding on and after the Effective Date.

2.05.                     Definition of Base Rate Margin in Schedule 1.1.  The definition of “Base Rate Margin” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof with respect to all sums outstanding on and after the Effective Date:

“Base Rate Margin” means, as of any date of determination:

(a)                                  For the period from and including the Fourteenth Amendment Effective Date to but excluding the effective date of any determination of the Base Rate Margin pursuant to clause (c) below, 3.50 percentage points per annum (the “Initial Base Rate Margin”).

(b)                                 Thereafter, so long as no Event of Default has occurred and is continuing, the relevant Base Rate Margin set forth in the table below that corresponds to the applicable

TTM EBITDA of Parent and its Subsidiaries set forth opposite thereto (as determined in accordance with clause (c) below).  At any time that an Event of Default has occurred and is continuing, the “Base Rate Margin” shall be reset to the Initial Base Rate Margin.

TTM EBITDA	Base Rate Margin

Less than or equal to $10,000,000	3.50 percentage points

Greater than $10,000,000 but less than or equal to $13,000,000	3.00 percentage points

Greater than $13,000,000	2.50 percentage points

(c)                                  The Base Rate Margin shall be determined from time to time pursuant to clause (b) above on the first day of the month following the date on which Parent delivers to Agent a quarterly Compliance Certificate in accordance with Section 5.3, commencing with the delivery by Parent of the Compliance Certificate for the fiscal quarter of Parent ended September 30, 2007.  In the event that a quarterly Compliance Certificate is not provided to Agent in accordance with Section 5.3, the Base Rate Margin shall be set at the Initial Base Rate Margin as of the first day of the month following the date on which such quarterly Compliance Certificate was required to be delivered until the date on which such quarterly Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of Parent’s and Borrowers’ failure to timely deliver such quarterly Compliance Certificate, the Base Rate Margin shall be set at the relevant Base Rate Margin set forth in the table above based upon the calculation of TTM EBITDA of Parent and its Subsidiaries set forth in such quarterly Compliance Certificate).  If the aforementioned financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the Base Rate Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under the Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

2.06.                     Definition of Borrowing Base in Schedule 1.1.  The definition of “Borrowing Base” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting “$25,000,000” in clause (a)(i)(b) thereof and inserting “$15,000,000” in lieu thereof.

2.07.                     Definition of EBITDA in Schedule 1.1.  The definition of “EBITDA” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus (a) without duplication and to the extent included in determining Parent’s and its Subsidiaries’ consolidated net earnings (or loss) for such period, the sum for such period of (i) extraordinary gains and (ii) interest income (excluding interest income related to any Exit Strategy Program), in the case of each of clauses (a)(i) and (a)(ii) above determined on a consolidated basis in accordance with GAAP, plus (b) without duplication and to the extent deducted in determining Parent’s and its Subsidiaries’ consolidated net earnings (or loss) for such period, the sum for such period of (i) interest expenses, (ii) income taxes, (iii) depreciation and amortization, (iv) restructuring charges incurred during the fiscal year ended June 30, 2008 in an aggregate amount not to exceed $2,750,000, (v) restructuring charges incurred during the fiscal year ended June 30, 2009 in an aggregate amount not to exceed $1,500,000 (provided that no amount under this clause (v) shall be added back for purposes of calculating EBITDA unless and until Agent has received satisfactory documentation and other evidence relating to any such restructuring charges), (vi) restructuring charges incurred during the fiscal year ended June 30, 2010 in an aggregate amount not to exceed $5,000,000 (provided that no amount under this clause (vi) shall be added back for purposes of calculating EBITDA unless and until Agent has received satisfactory documentation and other evidence relating to any such restructuring charges), (vii) non-cash losses incurred in connection with the Exit Strategy Program solely to the extent such losses are reimbursable to Parent or one of its Subsidiaries under insurance policies with AIG (or another insurer), and (viii) non-cash goodwill impairment charges and non-cash dividend and preferred stock accretion charges, in the case of each of clauses (b)(i) through and including (b)(viii) above, determined on a consolidated basis in accordance with GAAP.

2.08.                     New Definition of Fixed Charges in Schedule 1.1.  Schedule 1.1 to the Credit Agreement is hereby amended by adding the following new definition of “Fixed Charges” in proper alphabetical order:

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense paid during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid in cash during such period (less any refunds received in cash during such period in respect of any such federal, state or local income taxes).

2.09.                     New Definition of Fixed Charge Coverage Ratio in Schedule 1.1.  Schedule 1.1 to the Credit Agreement is hereby amended by adding the following new definition of “Fixed Charge Coverage Ratio” in proper alphabetical order:

“Fixed Charge Coverage Ratio” means, with respect to Parent for any period, the ratio of (a) EBITDA for such period, minus the actual amount paid by Borrower and its

Subsidiaries in cash on account of Capital Expenditures during such period, plus Qualified Cash as of the last day of such period, to (b) Fixed Charges for such period.

2.10.                     New Definition of Fourteenth Amendment Effective Date in Schedule 1.1.  Schedule 1.1 to the Credit Agreement is hereby amended by adding the following new definition of “Fourteenth Amendment Effective Date” in proper alphabetical order:

“Fourteenth Amendment Effective Date” means the “Effective Date” under the Fourteenth Amendment to Credit Agreement dated as of May 29, 2009, among the Administrative Borrower, Agent and the Lenders party thereto.

2.11.                     Definition of LIBOR Rate Margin in Schedule 1.1.  The definition of “LIBOR Rate Margin” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof with respect to all sums outstanding on and after the Effective Date:

“LIBOR Rate Margin” means, as of any date of determination:

(a)                                  For the period from and including the Fourteenth Amendment Effective Date to but excluding the effective date of any determination of the LIBOR Rate Margin pursuant to clause (c) below, 4.50 percentage points per annum (the “Initial LIBOR Rate Margin”).

(b)                                 Thereafter, so long as no Event of Default has occurred and is continuing, the relevant LIBOR Rate Margin set forth in the table below that corresponds to the applicable TTM EBITDA of Parent and its Subsidiaries set forth opposite thereto (as determined in accordance with clause (c) below).  At any time that an Event of Default has occurred and is continuing, the “LIBOR Rate Margin” shall be reset to the Initial LIBOR Rate Margin.

TTM EBITDA	LIBOR Rate Margin

Less than or equal to $10,000,000	4.50 percentage points

Greater than $10,000,000 but less than or equal to $13,000,000	4.00 percentage points

Greater than $13,000,000	3.50 percentage points

(c)                                  The LIBOR Rate Margin shall be determined from time to time pursuant to clause (b) above on the first day of the month following the date on which Parent delivers to

Agent a quarterly Compliance Certificate in accordance with Section 5.3, commencing with the delivery by Parent of the Compliance Certificate for the fiscal quarter of Parent ended September 30, 2007.  In the event that a quarterly Compliance Certificate is not provided to Agent in accordance with Section 5.3, the LIBOR Rate Margin shall be set at the Initial LIBOR Rate Margin as of the first day of the month following the date on which such quarterly Compliance Certificate was required to be delivered until the date on which such quarterly Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of Parent’s and Borrowers’ failure to timely deliver such quarterly Compliance Certificate, the LIBOR Rate Margin shall be set at the relevant LIBOR Rate Margin set forth in the table above based upon the calculation of TTM EBITDA of Parent and its Subsidiaries set forth in such quarterly Compliance Certificate).  If the aforementioned financial statements are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements otherwise proves to be false or incorrect such that the LIBOR Rate Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under the Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

2.12.                     Definition of Maximum Revolver Amount in Schedule 1.1.  The definition of “Maximum Revolver Amount” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“Maximum Revolver Amount” means (a) at any time prior to a Successful Syndication, $50,000,000 less the Syndication Reserve and (b) at any time from and after a Successful Syndication, $50,000,000 less the Post-Syndication Reserve.

2.13.                     New Definition of Post-Syndication Reserve in Schedule 1.1.  Schedule 1.1 to the Credit Agreement is hereby amended by adding the following new definition of “Post-Syndication Reserve” in proper alphabetical order:

“Post-Syndication Reserve” means a reserve established and maintained by Agent from and after the occurrence of a Successful Syndication in an amount equal to $5,000,000 (provided that if the aggregate amount of additional Total Commitments raised in a Successful Syndication shall be less than $15,000,000, then the amount of such reserve shall be equal to $15,000,000 minus the aggregate amount of additional Total Commitments raised in such syndication), such reserve to be maintained or released in the Permitted Discretion of Agent.

2.14.                     New Definition of Successful Syndication in Schedule 1.1.  Schedule 1.1 to the Credit Agreement is hereby amended by adding the following new definition of “Successful Syndication” in proper alphabetical order:

“Successful Syndication” means that, after the Fourteenth Amendment Effective Date , one or more financial institutions shall have agreed to become a “Lender” under the Credit

Agreement such that the aggregate Total Commitments of the Lenders, after giving effect to such syndication, shall be greater than $35,000,000.

2.15.                     New Definition of Syndication Reserve in Schedule 1.1.  Schedule 1.1 to the Credit Agreement is hereby amended by adding the following new definition of “Syndication Reserve” in proper alphabetical order:

“Syndication Reserve” means a reserve established and maintained by Agent prior to the occurrence of a Successful Syndication in an amount equal to $15,000,000, such reserve to be automatically released upon (and only upon) the occurrence of a Successful Syndication.

2.16.                     Amendments to Schedule 5.3 of the Credit Agreement.  The left hand column in the third row of the table in Schedule 5.3 to the Credit Agreement relating to Parent’s Projections is hereby amended by deleting it in its entirety and inserting “as soon as available, but in any event within 30 days after the start of each of Parent’s fiscal years (i.e., on or prior to July 31 of each year)” in lieu thereof.

2.17.                     Amendment to Schedule C-1.  Schedule C-1 to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the new Schedule C-1 attached as Annex A hereto.

2.18.                     Amendment to Exhibit B-1.  Exhibit B-1 to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the new Exhibit B-1 attached as Annex B hereto.

Section 3.                                          Representations and Warranties.  In order to induce Agent and the Lenders to enter into this Fourteenth Amendment, the Administrative Borrower, for itself and on behalf of all of the other Borrowers, hereby represents and warrants that:

3.01.                     No Default.  At and as of the date of this Fourteenth Amendment and at and as of the Effective Date and both prior to and after giving effect to this Fourteenth Amendment, no Default or Event of Default exists and is continuing.

3.02.                     Representations and Warranties True and Correct.  At and as of the date of this Fourteenth Amendment and both prior to and after giving effect to this Fourteenth Amendment, each of the representations and warranties contained in the Credit Agreement and other Loan Documents is true and correct in all material respects.

3.03.                     Corporate Power, Etc.  Administrative Borrower (a) has all requisite corporate power and authority to execute and deliver this Fourteenth Amendment and to consummate the transactions contemplated hereby for itself and, in the case of Administrative Borrower, on behalf of all of the other Borrowers, and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Fourteenth Amendment and the consummation of the transactions contemplated hereby for itself and, in the case of Administrative Borrower, on behalf of all of the other Borrowers.

3.04.                     No Conflict.  The execution, delivery and performance by Administrative Borrower (on behalf of itself and all of the other Borrowers) of this Fourteenth Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment or decree of any court or other Governmental Authority binding on any Borrower, (b) conflict with or result in any breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (d) require any approval of any Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

3.05.                     Binding Effect.  This Fourteenth Amendment has been duly executed and delivered by the Administrative Borrower (on behalf of itself and all of the other Borrowers) and constitutes the legal, valid and binding obligation of the Administrative Borrower (on behalf of itself and all of the other Borrowers), enforceable against the Administrative Borrower (on behalf of itself and all of the other Borrowers) in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.                                          Conditions.  This Fourteenth Amendment shall be effective upon the fulfillment by the Borrowers, in a manner satisfactory to Agent and the Lenders, of all of the following conditions precedent set forth in this Section 4 (such date, the “Effective Date”):

4.01.                     Execution of the Fourteenth Amendment.  Each of the parties hereto shall have executed an original counterpart of this Fourteenth Amendment and shall have delivered (including by way of telefacsimile or electronic mail) the same to Agent.

4.02.                     Amendment Fee.  Borrowers shall have paid to Agent, for the ratable benefit of the Lenders, in immediately available funds an amendment fee equal to $50,000.

4.03.                     Convertible Preferred Equity Infusion.  Borrowers shall have provided satisfactory evidence to Agent that additional Convertible Preferred Equity shall have been invested in Parent from equity providers satisfactory to Agent, in an aggregate amount of at least $15,000,000 and in a form (and pursuant to documentation) satisfactory to Agent and its counsel.  This Section 4.03 shall be deemed satisfied upon execution by Agent of this Fourteenth Amendment.

4.04.                     Amendment of Subordination Agreement.  Each of the parties to that certain Subordination Agreement dated as of July 19, 2006 among Federal Partners, L.P. and Agent shall have executed an original counterpart of the First Amendment to the Subordination Agreement, in form and substance satisfactory to Agent, and shall have delivered (including by way of telefacsimile or electronic mail) the same to Agent.

4.05.                     Amendment of Fee Letter.  Each of the parties thereto shall have executed an original counterpart of the First Amendment to the Fee Letter, in form and substance satisfactory to Agent, and shall have delivered (including by way of telefacsimile or electronic mail) the same to Agent.

4.06.                     Representations and Warranties.  As of the Effective Date, the representations and warranties set forth in Section 3 hereof shall be true and correct.

4.07.                     Compliance with Terms.  Borrowers shall have complied in all respects with the terms hereof and of any other agreement, document, instrument or other writing to be delivered by Borrowers in connection herewith.

4.08.                     Delivery of Other Documents.  Agent shall have received all other instruments, documents and agreements as Agent may reasonably request, in form and substance reasonably satisfactory to Agent.

Section 5.                                          Miscellaneous.

5.01.                     Continuing Effect.  Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

5.02.                     No Waiver; Reservation of Rights.  This Fourteenth Amendment is limited as specified and the execution, delivery and effectiveness of this Fourteenth Amendment shall not operate as a modification, acceptance or waiver of any provision of the Credit Agreement, or any other Loan Document, except as specifically set forth herein.  Notwithstanding anything contained in this Fourteenth Amendment to the contrary, Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default.

5.03.                     References.

(a)                                  From and after the Effective Date, (i) the Credit Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Fourteenth Amendment and (ii) all of the terms and provisions of this Fourteenth Amendment are hereby incorporated by reference into the Credit Agreement, as applicable, as if such terms and provisions were set forth in full therein, as applicable.

(b)                                 From and after the Effective Date, (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby and (ii) all references in the Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to  “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby.

5.04.                     Governing Law.  THIS FOURTEENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.05.                     Severability.  The provisions of this Fourteenth Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Fourteenth Amendment in any jurisdiction.

5.06.                     Counterparts.  This Fourteenth Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of this Fourteenth Amendment by telefacsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart.  A complete set of counterparts shall be lodged with the Administrative Borrower, Agent and each Lender.

5.07.                     Headings.  Section headings in this Fourteenth Amendment are included herein for convenience of reference only and shall not constitute a part of this Fourteenth Amendment for any other purpose.

5.08.                     Binding Effect; Assignment.  This Fourteenth Amendment shall be binding upon and inure to the benefit of Borrowers, Agent and the Lenders and their respective successors and assigns; provided, however, that the rights and obligations of Borrowers under this Fourteenth Amendment shall not be assigned or delegated without the prior written consent of Agent and the Lenders.

5.09.                     Expenses.  Borrowers agree to pay Agent upon demand, for all reasonable expenses, including reasonable fees of attorneys and paralegals for Agent and the Lenders (who may be employees of Agent or the Lenders), incurred by Agent and the Lenders in connection with the preparation, negotiation and execution of this Fourteenth Amendment and any document required to be furnished herewith.

5.10.                     Integration.  This Fourteenth Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADMINISTRATIVE BORROWER:

TRC COMPANIES, INC., a Delaware corporation, as Administrative Borrower, on behalf of itself and all other Borrowers

By:	/s/ Martin H. Dodd
Name:	Martin H. Dodd
Title:	Senior Vice President

AGENT AND LENDERS:

WELLS FARGO FOOTHILL, INC.,
as Agent and as Lender

By:	/s/ Jason P. Shanahan
Name:	Jason P. Shanahan
Title:	Vice President

[SIGNATURE PAGE OF FOURTEENTH AMENDMENT]

Annex A to Fourteenth Amendment

Schedule C-1

Commitments

Lender	Revolver Commitment	Total Commitment
Wells Fargo Foothill, Inc.	$35,000,000.00	$35,000,000.00

All Lenders	$35,000,000.00	$35,000,000.00

Annex B to Fourteenth Amendment

Exhibit B-1

Form of Borrowing Base Certificate

See attached.